                                                                  EXHIBIT 99.1

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MONDAY, APRIL 23, 2001

                              --------------------


To the Stockholders of Popular, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Popular, Inc. (the "Meeting") for the year 2001 will be held at 10:30 a.m. on Monday, April 23, 2001, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, to consider and act upon the following matters:

         (1) To elect four (4) directors of Popular, Inc. (the "Corporation") for a three-year term;

         (2)      To approve the Corporation's 2001 Stock Option Plan; and

         (3) To transact any and all other business as may be properly brought before the Meeting or any adjournments thereof. Management at present knows of no other business to be brought before the Meeting.

         Stockholders of record at the close of business on March 5, 2001, are entitled to notice of and to vote at the Meeting.

         You are cordially invited to attend the Meeting. Whether you plan to attend or not, please sign and return the enclosed proxy so that the Corporation may be assured of the presence of a quorum at the Meeting. A postage-paid envelope is enclosed for your convenience. REMEMBER THAT YOU CAN VOTE BY TELEPHONE OR BY INTERNET; FOR FURTHER DETAILS PLEASE REFER TO THE ENCLOSED PROXY CARD.

         San Juan, Puerto Rico, March 15, 2001.

                                    By Order of the Board of Directors,


                                             SAMUEL T. CESPEDES
                                                  Secretary

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                                ----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MONDAY, APRIL 23, 2001

                                ----------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Popular, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:30 a.m. on Monday, April 23, 2001, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, and any adjournments thereof. Enclosed with this Proxy Statement is the Corporation's Annual Report (the "Annual Report"), including the financial statements for the year ended December 31, 2000, duly certified by PricewaterhouseCoopers LLP as independent public accountants. This Proxy Statement, the enclosed Annual Report, the Notice of Annual Meeting of Stockholders and the form of proxy are being sent to stockholders on or about March 15, 2001. Shareholders are entitled to vote by telephone or by Internet following the detailed instructions included in the Proxy Card, as authorized by the Puerto Rico Corporation Law and the Bylaws of the Corporation.

         Properly executed proxies received by the Secretary of the Corporation will be voted at the Meeting in accordance with the instructions which appear therein and for the purposes indicated on the Notice of Meeting. The Board of Directors does not intend to present any business at the Meeting other than that described in the Notice of Meeting. The Board of Directors at this time knows of no other matters which may come before the Meeting. However, if any new matters requiring the vote of the stockholders are properly presented before the Meeting, proxies may be voted with respect thereto in accordance with the best judgment of Proxyholders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

                            SOLICITATION OF PROXIES

         In addition to solicitation by mail, management may participate in the solicitation of Proxies by telephone, personal interviews or otherwise. The Board of Directors has engaged the firm of Georgeson & Company Inc. to aid in the solicitation of Proxies. The cost of solicitation will be borne by the Corporation and is estimated at $6,500.

                             REVOCABILITY OF PROXY

         Any stockholder giving a proxy has the power to revoke it before the proxy is exercised. At the Meeting the grantor may revoke the proxy by reclaiming the right to vote the shares of stock registered in the grantor's name or by notice of revocation in writing to the President or Secretary of Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised.

                               VOTING SECURITIES

         The only outstanding voting securities of the Corporation are its shares of common stock (the "common stock"), each share of which entitles the holder thereof to one vote. Only common stockholders of record at the close of business on March 5, 2001 (the "Record Date"), will be entitled to vote at the Meeting and any adjournments thereof. On the Record Date there were 136,111,025 shares of common stock of Popular, Inc. issued and outstanding. The shares covered by any such proxy that is properly executed and received by management before 10:30 a.m. on the day of the Meeting will be voted.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Corporation as members of the vote-counting committee for the Meeting. For purposes of determining a quorum, the members of the vote-counting committee will treat abstentions and brokers non-votes as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated in the proxy that it does not have discretionary authority to vote on a particular matter. As to the election of Directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors will be elected by a majority of the votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of directors of the Corporation. The affirmative vote of the majority of the votes present in person or by proxy by stockholders entitled to vote at the Annual Meeting is required to approve the 2001 Stock Option Plan. Therefore, abstentions shall have the effect of a vote against the proposal. Broker-non-votes will have no effect on the proposal.

                             PRINCIPAL STOCKHOLDERS

         Following is the information, to the extent known by the persons on whose behalf this solicitation is made, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Corporation to be the beneficial owner of more than five percent (5%) of the Corporation's voting securities.

                                                                     Amount and nature        Percent
                                                                       of beneficial             of
Title of Class    Name and address of beneficial owner                  ownership(1)          Class(2)
--------------    ------------------------------------               -----------------        ---------

Common            Banco Popular de Puerto Rico (the "Bank")
                   as Trustee for the Banco Popular de Puerto
                   Rico Retirement Plan                                  5,672,860

                  The Bank as Trustee for the Profit Sharing Plan
                   for the Employees of Banco Popular de Puerto
                   Rico (the "Profit Sharing Plan")                      5,320,208
                                                                         ---------
                                                                        10,993,068(3)          8.0765

Common            State Farm Mutual Automobile Insurance
                   Company                                               8,764,924(4)          6.4395

---------------
(1)      As of February 28, 2001.
(2)      Based on 136,111,025 shares of common stock outstanding.
(3) The Bank, as Trustee, of both Plans has sole voting and investment power over the Common Stock held by the Plan. The Bank, as Plan Administrator, administers the Plans through the Administrative Committee.
(4) On February 14, 2001 State Farm Mutual Automobile Insurance Company ("State Farm") and affiliated entities filed a joint statement on
         Schedule 13-G with the Securities and Exchange Commission reflecting their holdings as of December 31, 2000. According to said statement, State Farm and its affiliates might be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. State Farm and its affiliates could also be deemed to be the beneficial owners of 8,764,924 shares of the Corporation. However, State Farm and each such affiliate disclaim beneficial ownership as to all shares as to which each such person has no right to receive the proceeds of sale of the shares, and also disclaim that they constitute a "group".

                    SHARES BENEFICIALLY OWNED BY DIRECTORS,
    NOMINEES AND EXECUTIVE OFFICERS OF THE CORPORATION AND ITS SUBSIDIARIES

         Following is the information, as of February 28, 2001, as to equity securities of the Corporation beneficially owned by all current directors, nominees, the most highly compensated Executive Officers of the Corporation and its subsidiaries who are not directors and the total owned by directors, nominees and the Executive Officers of the Corporation and its subsidiaries as a group:

                                  COMMON STOCK

                                                   TITLE          AMOUNT AND NATURE          PERCENT OF
NAME                                              OF CLASS     OF BENEFICIAL OWNERSHIP        CLASS(1)
----                                              --------     -----------------------       ----------

Juan J. Bermudez ............................      Common             466,373(3)                 .3426
Francisco J. Carreras .......................      Common              16,236                    .0119
Jose B. Carrion Jr. .........................      Common           1,014,276(4)                 .7452
Richard L. Carrion ..........................      Common           1,116,023(5)                 .8199
David Chafey Jr. ............................      Common              91,926                    .0675
Antonio Luis Ferre. .........................      Common           2,916,429(6)                2.1427
Hector R. Gonzalez ..........................      Common             635,451(7)                 .4669
Jorge A. Junquera ...........................      Common              70,370(8)                 .0517
Manuel Morales Jr. ..........................      Common             630,056(9)                 .4629
Alberto M. Paracchini .......................      Common             124,224(10)                .0913
Francisco M. Rexach Jr. .....................      Common             202,588(11)                .1488
Felix J. Serralles Jr. ......................      Common             429,660(12)                .3157
Julio E. Vizcarrondo Jr. ....................      Common           1,402,458(13)               1.0304
Maria Isabel P. de Burckhart ................      Common              65,977(14)                .0485
Larry B. Kesler .............................      Common              45,879                    .0337
Humberto Martin .............................      Common              75,931                    .0558
Carlos J. Vazquez ...........................      Common             105,777(15)                .0777
Guillermo L. Martinez .......................      Common           2,205,475(16)               1.6204
Kenneth McGrath .............................      Common               6,541                    .0048
Cameron E. Williams .........................      Common                 483                    .0004

All Directors and Executive Officers
 of the Corporation and its subsidiaries
 as a group .................................      Common          11,622,133                   8.5387


                                PREFERRED STOCK


                                                   Title          Amount and Nature           Percent of
Name                                              of Class     of Beneficial Ownership         Class (1)
----                                              --------     -----------------------         ---------
Alberto M. Paracchini .......................     Preferred            7,000                    .1750
Carlos J. Vasquez ...........................     Preferred            4,568(17)                .1142
All Directors and Executive Officers
 of the Corporation as a group ..............     Preferred           11,568                    .2892

(1)      Based on 136,111,025 shares of common stock outstanding.
(2)      Based on 4,000,000 shares of preferred stock outstanding.
(3) Excludes 12,443 shares owned by his wife, as to which Mr. Bermudez disclaims beneficial ownership.
(4) Mr. Carrion Jr. owns 708,384 shares, has voting power over 487 shares owned by his daughter and has voting and investment power over 292,606 shares owned by Collosa Corporation which he owns. Excludes 15,808 shares owned by his wife to which he disclaims beneficial ownership. Junior Investment Corporation owns 4,413,399 shares of the Corporation. Mr. Carrion, Jr. owns .29% of the shares of said corporation.

(5) Mr. Carrion owns 301,844 shares and also has indirect investment power over 24,622 shares owned by his children. Junior Investment Corporation owns 4,413,399 shares of the Corporation. Mr. Carrion owns 17.89% of the shares of said corporation.
(6) Mr. Ferre has direct or indirect investment and voting power over 2,916,429 shares of the Corporation. Mr. Ferre owns 3,367 shares and has indirect investment and voting power over 3,200 shares owned by South Management, Inc. and 400 shares owned by his wife. Mr. Ferre owns 51% of Ferre Investment Fund, Inc., which owns 1,464,750 shares of the Corporation. Ferre Investment Fund, Inc. in turn owns 90% of El Dia, Inc., which owns 1,444,712 shares of the Corporation.
(7) Mr. Gonzalez owns 606,099 shares and has voting and investment power over 29,352 shares of the Corporation owned by Ventek Group, Inc. of which he has control.
(8) Mr. Junquera owns 67,395 shares and has indirect investment power over 218 shares owned by his wife and over 2,757 shares owned by his son and daughter.
(9) Mr. Morales owns 215,056 shares and has voting power over 415,000 shares owned by his parents, as their attorney-in-fact.
(10) Excludes 1,264 shares owned by his wife, as to which Mr. Paracchini disclaims beneficial ownership.
(11) Mr. Rexach owns 87,788 shares and has indirect voting power over 95,800 shares owned by his mother, as her attorney-in-fact, and over 19,000 shares held by Capital Assets, Inc. as President and shareholder.
(12) Mr. Serralles owns 226,752 shares, and has indirect voting power over 10,292 shares owned by his wife. Mr. Serralles owns 100% of the shares of Capitanejo, Inc. and Fao Investments, Inc., which own 117,020 and 5,596 shares, respectively, of the Corporation and has indirect ownership of 70,000 shares owned by Destileria Serralles, Inc.
(13) Mr. Vizcarrondo owns 202,914 shares and has indirect voting power over 184,576 shares owned by his wife. Mr. Vizcarrondo's wife owns 18.18% of the shares of Junior Investment Corporation, which owns 4,413,399 shares of the Corporation. Mr. Vizcarrondo has indirect voting and investment power over 1,334 shares held in trust by Vicar Enterprises, Inc. for the benefit of his children, for which he disclaims beneficial ownership. Mr. Vizcarrondo also disclaims beneficial ownership over 131,278 shares owned by DMI Pension Trust, where he serves as trustee and member of the investment committee. There are 120,000 shares belonging to the estate of Mr. Julio Vizcarrondo, Sr., over which Mr. Vizcarrondo, Jr. has investment power, but disclaims beneficial ownership, except for 80,000 shares which Mr. Vizcarrondo, Jr. will inherit once the estate is divided and distributed.
(14) Mrs. Burckhart owns 62,224 shares and has indirect voting power over 3,753 held by her husband as custodian for her daughters.
(15) Mr. Vazquez owns 12,047 shares and has investment authority over 93,730 shares held by various family members.
(16) Mr. Martinez owns 1,136,250 shares and has investment and voting power over 1,069,225 shares owned by family members and various corporations.
(17) Mr. Vazquez has investment authority over 4,568 preferred shares held by various family members.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers to file with the Securities and Exchange Commission (SEC) reports of ownership and changes in ownership of common stock of the Corporation. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2000, all filing requirements applicable to its officers and directors were complied with except for one report, covering one transaction, filed late by Mr. Juan J. Bermudez, director of the Corporation.

                       BOARD OF DIRECTORS AND COMMITTEES;
                       PROPOSAL 1: ELECTION OF DIRECTORS

         The Certificate of Incorporation and the Bylaws of the Corporation establish a classified Board of Directors pursuant to which the Board of Directors is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected or until his successor has been elected and qualified.

         At the Meeting, four (4) directors assigned to "Class 2" are to be elected to serve until the 2004 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The remaining nine directors of the Corporation will serve as directors, as follows: until the 2002 Annual Meeting of Stockholders of the Corporation, in the case of those five directors assigned to "Class 3", and until the 2003 Annual Meeting of Stockholders, in the case of those four directors assigned to "Class 1", or in each case until their successors are elected and qualified.

         The people named as proxies in the accompanying Form of Proxy have advised the Corporation that, unless otherwise instructed, they intend to vote at the Meeting the shares covered by the proxies FOR the election of the four nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board of Directors may propose. The Corporation has no knowledge that any nominee will become unavailable for election.

         Information relating to principal occupation and business experience during the past five (5) years (including position held with the Corporation or the Bank), age and the period during which each director has served is set forth below.

                       NOMINEES FOR ELECTION AS DIRECTORS
                               CLASS 2 DIRECTORS
                            (TERMS EXPIRING IN 2004)

         JOSE B. CARRION JR: (64 years), Nominee. President of Collosa Corporation. Member of the Board of Directors of Banco Popular de Puerto Rico since April 2000. President and Chief Executive Officer ("CEO") of Barros & Carrion from 1992 to 1999.

         HECTOR R. GONZALEZ: (67 years), Director of the Corporation since 1984. President and Chief Executive Officer of TPC Communications of PR, Inc., TPC Cable Media, Inc., TelePonce Cable TV, Inc. and Telecell Systems, Inc. owner and operator of cable television systems. General Partner of Ventek Group, Inc., and investor in broadband and telecommunications related businesses. Director of the Bank, Popular Finance, Inc., Popular Mortgage, Inc., Popular Leasing & Rental, Inc. and Popular Securities, Inc.

         MANUEL MORALES JR.: (55 years), Director of the Corporation since 1990. President of Selarom Capital Group, Inc. President of Parkview Realty, Inc., the Atrium Office Center, Inc., HQ Business Center P.R., Inc., ExecuTrain of Puerto Rico and Office & Home, Inc. Honorary General Consul of Japan in San Juan, Puerto Rico. Member of the Board of Trustees of Sacred Heart University in San Juan, Puerto Rico, of the Caribbean Environmental Development Institute and of Fundacion Angel Ramos, Inc. Member of the National Advisory Council-United States Small Business Administration. Director of Casiano Communications, Inc., Rafael J. Nido, Inc. and Cortes Industrial Organization. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Chairman of the Audit Committee of the Corporation and the Bank. Director of the Bank.

         JULIO E. VIZCARRONDO JR.: (66 years), Director of the Corporation since 1990. Civil Engineer. President, Partner and Chief Executive Officer of Desarrollos Metropolitanos, S.E., VMV Enterprises Corp., Resort Builders, S.E., Metropolitan Builders, S.E, Institutional Builders, S.E., Omega-Vistamar, S.E. and MH Office Building Corp., corporations engaged in the development and construction of residential, commercial, industrial and institutional projects in Puerto Rico. Director of the Bank, Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc. and Equity One, Inc.

                               CLASS 1 DIRECTORS
                            (TERMS EXPIRING IN 2003)

         JUAN J. BERMUDEZ: (63 years), Director of the Corporation since 1990. Electrical Engineer. Partner of Bermudez and Longo, S.E., Desemcor, S.E., Unicenter, S.E., Unieast, S.E., Unigardens, S.E., Clearview, S.E., Placid Park, S.E. and PCME Commercial, S.E. Principal Stockholder and Director of BL Management, Corp., Paseomar Corp., PCME Development, Inc., G.S.P. Corp., Unimanagement Corp., Desemcor Management, Inc., LBB Properties, Inc. and Homes Unlimited Corp. Director of the Bank, Popular Securities, Inc., Popular Leasing & Rental, Inc., Popular Finance, Inc. and Popular Mortgage, Inc. Chairman of the Trust Committee of the Bank.

         RICHARD L. CARRION: (48 years), Director of the Corporation since 1990. Chairman, President and Chief Executive Officer ("CEO") of the Corporation and the Bank. Chairman of Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc. and Banco Popular, National Association. Chairman of the

Board of Trustees of Fundacion Banco Popular, Inc. Director of Equity One, Inc., Popular Finance, Inc., Popular Leasing & Rental, Inc., Popular Mortgage, Inc., Popular Securities, Inc., Popular Insurance, Inc. and GM Group, Inc. Member of the International Olympic Committee. President of the Puerto Rico Olympic Trust and Member of the Puerto Rico Olympic Committee. Member of the Board of Trustees of the Puerto Rico Committee for Economic Development. Member of the Board of Directors and Benefits & Human Resources Committee of Verizon Communications (a registered public company). Member of the Board of Director and Compensation and Benefits Committee of American Home Products Corporation (a registered public company). Former Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III, IV, V (1994 to December 1998) and of Puerto Rico Tax-Free Target Maturity Fund, Inc. I (1996 to December 1998) and II (1997 to December
1998). Former Chairman and President of Puerto Rico Investors Flexible Allocation Fund (December 1998 to January 1999). Former Member of the Board of the National Museum of American History, Smithsonian Institution (November 1997 to December 1998). Member of the Board of Directors of Telecomunicaciones de Puerto Rico, Inc. (TELPRI).

         JORGE A. JUNQUERA: (52 years), Director of the Corporation since 1990. Chief Financial Officer ("CFO") of the Corporation and the Bank. Supervisor of the Financial Management Group, the U.S. Operations and the Caribbean and Latin America Expansion Group since January 1996. Supervisor of the Bank's Retail Banking Group until December 1995. Senior Executive Vice President since October 1995. President and Director of Popular International Bank, Inc. and Popular North America, Inc. since January 1996. Director and President of Banco Popular North America and Banco Popular, National Association. Director of Equity One, Inc., ATH Dominicana, S.A., New America Alliance (a registered public company), Virtual, Inc. (an internet company) and Popular Cash Express, Inc. Chairman of the Board of Popular Securities, Inc. Director of Popular Mortgage, Inc., Popular Finance, Inc. and Popular Leasing & Rental, Inc. until December 1998 and of Banco Popular de Puerto Rico until April 2000. President of Puerto Rico Tourism Company until February 1997 and Director until April, 2000. President of Hotel Development Co. until April, 2000. Director of YMCA until May, 2000 and of
PRISMA: El Exploratorio, Inc. until April, 2000.

         FRANCISCO M. REXACH JR.: (63 years), Director of the Corporation since 1990. President of Ready Mix Concrete, Inc., a subsidiary of PRCC (a registered public company) until September 1997. President of Capital Assets, Inc. and of Rexach Consulting Group. Director of the Bank, Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc. and Equity One, Inc. Chairman of the Human Resources and Compensation Committee of the Bank.

                               CLASS 3 DIRECTORS
                            (TERMS EXPIRING IN 2002)

         FRANCISCO J. CARRERAS: (68 years), Director of the Corporation since 1990. Former professor of the University of Puerto Rico. Former President of the Catholic University of PR. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Executive Director of Fundacion Angel Ramos, Inc. Chairman of the Community Reinvestment Committee of the Bank. Director of the Bank.

         DAVID H. CHAFEY JR.: (47 years), Director of the Corporation since 1996. Supervisor of the Bank's Retail Banking Group since January 1996. Supervisor of the Financial Management Group and U.S. Operations until December 1995. Senior Executive Vice President since October 1995. Chairman of Popular Securities, Inc. until January 1996. Senior Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc. President of Popular International Bank, Inc. and Popular North America, Inc. until December 1995. Director of the Bank, Popular Mortgage, Inc., Popular Leasing & Rental, Inc., GM Group, Inc., Banco Popular, National Association, Popular Insurance, Inc. and Popular Securities, Inc. Director of Equity One, Inc. and Banco Popular North America until December 1999. Chairman of the Board of Popular Finance, Inc. Chairman of the Board of Puerto Rico Telephone Authority from 1993 thru 1997. Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III, IV, V, VI, of Puerto Rico Tax-Free Target Maturity Fund, Inc. I and II and of Puerto Rico Investors Flexible Allocation Fund since January 1999. Chairman of the Board of Grupo Guayacan, Inc. President of the San Jorge Children's Research Foundation, Inc. President of the Puerto Rico Bankers Association. Director of Visa International for the Caribbean and Latin America.

         ANTONIO LUIS FERRE: (67 years), Director of the Corporation since 1984. Vice Chairman of the Board of Directors of the Corporation and the Bank. Chairman of the Board of Puerto Rican Cement Co., Inc. (a registered public company), manufacturers of cement and allied products. Chairman of the Board and Editor of El Dia, Inc. and of Primera Hora, newspaper publishing companies. President of Advanced Graphic Printing, a commercial printing company. Chairman of the Board of Virtual, Inc., an internet company. Director of Metropolitan Life Insurance Company (a registered company under the Investment Company Act of
1940) until December 1995.

         ALBERTO M. PARACCHINI: (68 years), Director of the Corporation since 1984. Former Chairman of the Board of Directors of the Corporation and the Bank. Former Chairman of Popular North America, Inc., Equity One, Inc., Popular Finance, Inc. and Popular Leasing & Rental, Inc. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Chairman of the Board of Trustees of Sacred Heart University in San Juan, Puerto Rico. Director of Puerto Rican Cement Co., Inc. (a registered public company). Director of Equus Management Co., Inc., Managing General Partner of Equus Gaming Co., L.P. (a registered public company). Director of Equus Entertainment Corporation, a subsidiary of Equus Gaming Co., L.P. (registered public company) and of Venture Capital Fund, Inc. Chairman of the Risk Management Committee of the Corporation. Director of the Bank.

         FELIX J. SERRALLES JR.: (66 years), Director of the Corporation since 1984. President and Chief Executive Officer of Destileria Serralles, Inc., manufacturers and distributors of distilled spirits, and of its affiliate Mercedita Leasing, Inc. Director of the Bank, Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc. and Equity One, Inc.

         The Board of Directors of the Corporation met on a monthly basis during 2000. All directors except Mr. Antonio Luis Ferre attended to 75% or more to the meetings of the Board of Directors and the committees of the Board of Directors on which such directors served.

                               STANDING COMMITTEES

         The Corporation's Board of Directors (the "Board") has standing Audit and Risk Management Committees. The Board of Directors of the Bank, the principal subsidiary of the Corporation, has a standing Human Resources and Compensation Committee that may review compensation matters for the Corporation. Nominations are made by the Board.

AUDIT COMMITTEE

         The Audit Committee consists of the following members of the Corporation's Board of Directors: Juan J. Bermudez, Hector R. Gonzalez, Manuel Morales Jr., Alberto M. Paracchini, Francisco M. Rexach Jr. and Felix J. Serralles Jr. The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee is "independent" as required by applicable listing rules of the National Association of Securities Dealers. The Audit Committee held seven meetings during the fiscal year ended December 3l, 2000.

                             AUDIT COMMITTEE REPORT

         The role of the Audit Committee is to assist the Board in its oversight of the Corporation's financial reporting process. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 7, 2001, a copy of which is attached to this Proxy Statement as Exhibit A.

         In the performance of its oversight function, the Committee has considered and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2000 with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently modified or supplemented. Finally, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as currently modified or supplemented, has considered whether the provision of non-audit-services by the independent accountants to the Corporation is compatible with maintaining the accountants' independence, and has discussed with the independent accountants the accountants' independence from the Corporation and its management. These considerations and discussions, however, are not designed to provide any assurance that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

         As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the Corporation's accounting and financial reporting principles, and internal controls designed to achieve compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, the Corporation's independent public accountants, are responsible for auditing the Corporation's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

         Also as required by the Charter, the members of the Audit Committee are not engaged professionally in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including matters relating to the determination of the independence of outside auditors, and are not full-time employees of the Corporation. The Corporation's management is responsible for its accounting, financial management and internal controls. Moreover, the Committee relies on and makes no independent verification of the facts presented to it or representations made by management or the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to achieve compliance with accounting standards and applicable laws and regulations.

         Based on the Audit Committee's consideration of the audited financial statements and the discussions referred to above with management and the independent accountants and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Committee recommended to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

         The functions of the Human Resources and Compensation Committee include reviewing the compensation and benefits of management and employees, reviewing the policies related to the performance and compensation of management and employees, and reviewing the long-range planning for executive development and succession. The Committee held two meetings during the fiscal year ended December 31, 2000.

         The Committee members during 2000 were: Juan A. Albors, Francisco J. Carreras, Maria Luisa Ferre, Hector R. Gonzalez, Alberto M. Paracchini and Francisco M. Rexach Jr. None of the members of the Committee are officers or employees of the Corporation or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

         Directors who are not employees of the Corporation and its subsidiaries were entitled to a $12,000 annual retainer. The Board has a Stock Deferment Plan, pursuant to which each outside director of the Corporation is given the option to defer all or a portion of the $12,000 annual retainer. The deferred portion, plus an additional amount of $0.25 for each dollar so deferred, is applied toward the purchase in the open market of shares of the Corporation's common stock on behalf of the director. The certificates representing such shares are retained by the Corporation until the director's term in office as a director of the Corporation (and the Bank) terminates. In addition, each director has the right to vote and to receive any dividends payable on the shares held for said director under the Plan, but no such shares may be sold, transferred, assigned, pledged or in any other way encumbered by the director until the certificates representing such shares are delivered to the director. In the event that a director is duly removed from office for cause, said director (1) shall be obliged to sell to the Corporation all of the shares acquired with the deferred retainer amount at a price equal to the lower of (a) the actual purchase price of said shares and (b) the market price of said shares on the date the director was discharged, and (2) shall forfeit to the Corporation any shares purchased with the Corporation's additional contribution.

         In addition, directors receive $750 for attending each Board meeting and $500 for attending each of the other committee meetings. Directors who are employees do not receive fees for attending Board and committee meetings.

                               EXECUTIVE OFFICERS

         The following information sets forth the names of the executive officers (the "Executive Officers") of the Corporation including their age, business experience during the past five (5) years and the period during which each such person has served as an Executive Officer of the Corporation or the Bank.

         RICHARD L. CARRION: (48 years), Chairman, President and CEO of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Directors section.

         JORGE A. JUNQUERA: (52 years), Senior Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Directors section.

         DAVID H. CHAFEY JR.: (47 years), Senior Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Directors section.

         MARIA ISABEL P. DE BURCKHART: (52 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Administration Group. Executive Vice President of the Bank since January 1990. Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Member of the Board of Directors of Fundacion Ana G. Mendez and of Puerto Rico Community Foundation. Member of the Board of Directors of the Puerto Rico Convention Bureau from 1993 through October 1998. Secretary of the Board of Directors of the Bankers Club since 1998.

         ROBERTO R. HERENCIA: (41 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1997. Head of the Corporation's U.S. business expansion. Executive Vice President of the Bank since January 1997. Director of Popular International Bank, Inc., Popular North America, Inc., Popular Cash Express, Inc., Banco Popular, National Association and Equity One, Inc. Director and Chief Operations Officer of Banco Popular North America. Senior Vice President from December 1991 to December 1996.

         LARRY B. KESLER: (63 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Consumer Credit Group and the Virgin Islands Region. Executive Vice President of the Bank since January 1990. Chairman of the Board of Directors of Equity One, Inc., Popular Leasing & Rental, Inc., Popular Mortgage, Inc. and Popular Insurance, Inc. Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc. Director of Popular Finance, Inc. and Banco Popular, National Association.

         TERE LOUBRIEL: (48 years), Executive Vice President of the Corporation since February 2001. General Auditor of the Bank from December 1989 to 1995. Quality Office Manager of the Corporation from November 1995 to 1997. Year 2000 Office Manager of the Corporation from December 1997 to 2000. Director of Human Resources since April 2000.

         HUMBERTO MARTIN: (55 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1986. Supervisor of the Operations Group. Director of ATH Dominicana, S.A. Executive Vice President of the Bank since November 1986. Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc. Director of GM Group, Inc.

         EMILIO E. PINERO: (52 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Commercial Banking Group. Executive Vice President of the Bank since January 1990. Director of Popular Mortgage, Inc. and Popular Leasing & Rental, Inc. Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc. Member of the Board of Trustees of American Red Cross, Fundacion Luis Munoz Marin, Fundacion del Colegio de CPA de Puerto Rico and Jane Stern Community Library Foundation.

         BRUNILDA SANTOS DE ALVAREZ: (42 years), Executive Vice President of the Corporation since February 2001. General Counsel of the Corporation since 1997. Assistant Secretary of the Board of Directors of the Corporation and the Bank since May 1994. Secretary of the Board of Directors of Popular International Bank, Inc., Banco Popular North America, GM Group, Inc., Popular Cash Express, Inc., Banco Popular, National Association and Popular Insurance, Inc. Assistant Secretary of the Board of Directors of Equity One, Inc., Popular Leasing & Rental, Inc., Popular Finance, Inc., Popular Mortgage, Inc. and Popular North America, Inc. Secretary of the Board of Directors of Puerto Rico Investor Tax Free Fund, Inc. I, II, III, IV, V, VI of Puerto Rico Tax Free Target Maturity Fund, Inc. I and II, and of Puerto Rico Investors Flexible Allocation Fund, Inc. Senior Vice President from March 1996 until January 2001.

         CARLOS J. VAZQUEZ: (42 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1997. Supervisor of the Corporation's Risk Management Group. Executive Vice President of the Bank since March 1997. Director of Popular Securities, Inc. Vice President of J.P. Morgan & Co. Inc., Morgan Guaranty Trust Co. of N.Y., J.P. Morgan Securities Ltd. and J.P. Morgan Securities, Inc. from 1982 to 1997. President of J.P. Morgan Venezuela, S.A. from 1995 to 1997.

         SAMUEL T. CESPEDES: (64 years), Secretary of the Board of Directors. Attorney-at-Law. Proprietary partner of the law firm McConnell Valdes. Secretary of the Board of Directors of the Corporation and the Bank since 1991. Secretary of the Board of Directors of Popular North America, Inc., Popular Leasing & Rental, Inc. and Popular Finance, Inc.

                              FAMILY RELATIONSHIPS

         Mr. Richard L. Carrion, Chairman of the Board, President and CEO of the Corporation and the Bank, is brother-in-law of Mr. Julio E. Vizcarrondo Jr. and first cousin of Mr. Jose B. Carrion Jr., nominee.

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

         During 2000 the Bank engaged the legal services of the law firm of McConnell Valdes of which Mr. Samuel T. Cespedes, Secretary of the Board of Directors of the Corporation and the Bank is a partner. The amount of fees paid to McConnell Valdes did not exceed 5% of the law firms' revenues for its last full fiscal year. The Corporation also engaged, in the ordinary course of business the legal services of Pietrantoni, Mendez & Alvarez, LLP of which Mr. Ignacio Alvarez and Mr. Antonio Santos, husband and brother, respectively, of Mrs. Brunilda Santos de Alvarez, Executive Officer of the Corporation since February 2001, are partners.

         The Bank has had loan transactions with the Corporation's directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms as those prevailing for comparable loan transactions with other people and subject to the provisions of the Banking Act of the Commonwealth of Puerto Rico and the applicable federal laws and regulations. The extensions of credit have not involved and do not currently involve more than normal risks of collectibility or other unfavorable features.

               PROPOSAL 2: APPROVAL OF THE 2001 STOCK OPTION PLAN

INTRODUCTION

         Effective March 7, 2001, the Board of Directors adopted, subject to shareholder approval, the 2001 Stock Option Plan (the "2001 Option Plan").

         The principal features of the 2001 Option Plan are summarized below. The summary is qualified by the complete text of the 2001 Option Plan, a copy of which is attached as Exhibit B to this Proxy Statement.

PURPOSE

         The 2001 Option Plan is intended to provide the Corporation and its subsidiaries with an effective means to attract and retain highly qualified personnel as well as to provide additional incentive to employees and directors who provide services to the Corporation and its subsidiaries.

ADMINISTRATION OF PLAN

         The 2001 Option Plan provides that unless the Board of Directors appoints a committee to oversee the administration of the Plan (the "Committee"), the Board of Directors shall have general authority to administer the Plan, to grant options, make determinations under, interpretations of, and to take such steps in connection with the Plan and the options granted thereunder as it may deem necessary or advisable. If the Committee is appointed by the Board of Directors to administer the Plan, the Committee will consist of at least two directors appointed by the Board, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Board of Directors or the Committee will have general authority to administer the plan, including the authority to determine the form of the option agreements to be used under the plan, and the terms and conditions to be included in such option agreements, subject to the ratification of the Board of Directors if such limitation is imposed by the Board of Directors.

NUMBER OF AUTHORIZED SHARES

         Under the 2001 Option Plan, 5,000,000 shares of Common Stock, subject to adjustment for stock splits, recapitalizations and similar events, will be available for use. The shares are to be made available from authorized but unissued shares of Common Stock or treasury stock. Based upon the closing sale price of the Corporation's Common Stock on February 28, 2001, of $27.25 per share, the aggregate market value of the 5,000,000 shares to be reserved under the 2001 Option Plan is $136,250,000.

         Previously owned shares that are tendered by an employee or non-employee director to pay the exercise price of an option and shares used to pay withholding taxes will not be counted towards the maximum number of shares available for issuance under the 2001 Option Plan.


ELIGIBILITY

         Any employee or director of the Corporation or of any of its subsidiaries, is eligible to participate in the 2001 Option Plan. The selection of individuals eligible to participate is within the discretion of the Board of Directors, or the Committee. As of December 31, 2000, the approximate number of directors and employees of the Corporation and its subsidiaries that are eligible to participate in the 2001 Option Plan is 80. Since the selection of participants and awards granted will be within the discretion of the Board of Directors or the Committee, it is not possible to state the number of directors and employees that will participate in the 2001 Option Plan or the amount and value of awards to be granted to such persons under the 2001 Option Plan.

AWARDS UNDER PLAN

         The 2001 Option Plan provides for the grant of stock options that are intended to qualify as "qualified stock options" ("QSOs") under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code"), as "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "non-statutory stock options" ("NSOs"). At the time of original grant of NSO, the Board of Directors or the Committee, may also authorize the grant of reload options, which shall be NSO's for such number of shares of Common Stock as were used by the Participant to pay the purchase price upon the exercise of previously granted options and the withholding taxes applicable to a NSO exercise, but are still subject to other terms set forth in the 2001 Option Plan.

         The exercise price with respect to options to be granted under the 2001 Option Plan will be determined by the Board of Directors or the Committee at the time of grant. Under the 2001 Option Plan, the option exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value is defined as the closing price of the Common Stock on the date of grant as reported on the NASDAQ National market system or, if no price is reported on such day, then on the next preceding day on which such price was reported. Payments for shares upon exercise of stock options may be made either by check, with the consent of the Board of Directors or the Committee, by exchanging shares of Common Stock which have been held for at least six months at their fair market value, if approved by the Board of Directors or the Committee, by authorizing the Corporation, Popular Securities, Inc. or any other broker-dealer approved by the Corporation to sell, on behalf of the optionee, the appropriate number of shares otherwise issuable to the optionee, upon exercise of an option, with the consent of the Board of Directors or the Committee, and at the election of the optionee, by withholding from those shares that would otherwise be obtained upon exercise of the option, or number of shares having a fair market value equal to the option price or a combination of these methods. The 2001 Option Plan does not permit the Board of Directors or the Committee to reprice any previously granted options.

         No person may receive an ISO if, at the time of grant, such person (a "10% Holder") owns directly or indirectly more than 10% of the total combined voting power of all classes of stock of the Corporation unless the option price is at least 110% of the fair market value of the Common Stock and such option is not exercisable more than five years after its date of grant. There is also a $100,000 limit on the value of stock determined at the time of grant of a QSO or an ISO that may become exercisable for the first time in any calendar year.

         The maximum option term is ten years from the date of grant, except for 10% Holders in the case of ISOs, in which case the maximum term is five years. Unless an option agreement provides otherwise, all options granted are 20% exercisable after the first year and an additional 20% is exercisable after each subsequent year. No option may be granted more than 10 years after the effective date of the 2001 Option Plan, which shall be March 7, 2001.

TERMINATION OF OPTIONS

         Unless earlier terminated in accordance with its terms, a vested option shall expire six months after any of the following: (i) voluntary termination of employment by the employee, with or without the consent of the Corporation or any Subsidiary for reasons other than disability or retirement under a retirement plan of the Corporation or any subsidiary, or (ii) termination of employment by the Corporation or any subsidiary, with or without cause, or (iii) termination of employment because the employing subsidiary ceased to be a subsidiary of the Corporation and the employee does not, prior thereto or contemporaneously therewith, become an employee of the Corporation or of another subsidiary.

         Notwithstanding the foregoing provisions, the Committee may, in its sole discretion, at the time of grant establish different terms and conditions pertaining to the effect of an optionee's termination of employment on the exercisability of options.

         Unless earlier terminated in accordance with its terms, all options, whether vested or not, awarded to an employee who terminates employment or is discharged due with cause by appropriate corporate action or under authority of law shall terminate immediately upon such termination of employment or discharge.

         Unless earlier expired in accordance with its terms, all options held by an employee shall become vested immediately upon the employee's termination of employment due to retirement under the terms of the retirement plan of the Corporation or the subsidiary employing the employee or due to the employee's disability. The employee so terminating employment due to retirement or disability shall have until the option expiration date to exercise the options awarded to him.

         If the holder of an option shall die during the term of an option, the option shall become immediately vested and the holder or the legal representatives shall be entitled to exercise the option in whole or in part, to the extent then unexercised, at any time within one year following the death of the optionee, but in no event after the option expiration date.

         If a nonemployee director shall terminate his service as a director for reasons other than removal for cause by appropriate Corporate action or under authority of law, all unexpired options held by the nonemployee director which have not vested shall become vested immediately. The nonemployee director so terminating his service as a director shall have until the option expiration date to exercise the options awarded to him.

         Unless earlier terminated in accordance with its terms, a vested option awarded to a nonemployee director who terminates his service as a director due to removal for cause by appropriate corporate action or under authority of law shall terminate immediately upon terminate of service as a director.

CHANGE IN CONTROL

         Under the 2001 Option Plan, upon the occurrence of certain "change of control" transactions involving the Corporation, all options then outstanding under the 2001 Option Plan become immediately exercisable.

AMENDMENTS AND TERMINATION

         The Corporation's Board of Directors may suspend, amend, modify or terminate the 2001 Option Plan, without shareholder approval except to the extent required by the Puerto Rico Code or the Code to permit the granting of QSOs or ISOs under the 2001 Option Plan or by the rules of any securities exchanges or automated quotation system on which the shares of Common Stock of the Corporation trade. If the Board of Directors voluntarily submits a proposed amendment, supplement, modification or termination for stockholder approval, such submission will not require any further amendments, supplements or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for stockholder approval.

         Unless previously terminated, the 2001 Option Plan will terminate on March 7, 2011, the tenth anniversary of the effective date of the 2001 Option Plan. Options may not be granted under the 2001 Option Plan after such date. Awards granted prior to termination of the 2001 Option Plan shall continue in accordance with their terms following such termination. No amendment, suspension, modification or termination of the 2001 Option Plan shall adversely affect the rights of an employee in awards previously granted without such employee's consent.

TAX WITHHOLDING AND TAX OFFSET PAYMENTS

         The Board of Directors or the Committee may require payment, or withhold payments made by the 2001 Option Plan, in order to satisfy applicable withholding tax requirements. The Board of Directors or the Committee may authorize tax offset payments to assist employees or directors in paying income taxes incurred as a result of their participation in the 2001 Option Plan. The amount of the tax offset payments shall be determined by multiplying a percentage (established by the Committee) by all or a portion of the taxable income recognized by an employee upon: (i) the exercise of a NSO or (ii) the disposition of shares received upon exercise of a QSO or an ISO.

INCOME TAX CONSEQUENCES

         PUERTO RICO CODE. A recipient of a QSO does not recognize income at the time of the grant of an option. In addition, no income is recognized at the time a QSO is exercised. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of a QSO, the optionee may have taxable long-term or short-term capital gain or loss, depending on whether the shares were held for more than six months, measured by the difference between the amount realized on the disposition of such shares and his or her tax basis in such shares. Tax basis will, in general, be the amount paid for the shares. The Corporation or the subsidiary employing the optionee will not be entitled to a business expense deduction in respect of the grant of the option, the exercise thereof or the disposition of the shares.

         With respect to a NSO, a recipient of a NSO does not recognize income at the time of grant of the NSO. The difference between the fair market value of the shares of stock on the date of exercise and the stock option exercise price generally will be treated as compensation income upon exercise, and the Corporation or the subsidiary employing the optionee will be entitled to a deduction in the amount of income so recognized by the optionee. Upon a subsequent disposition of the shares, the difference between the amount received by the optionee and the fair market value of the shares of stock on the option exercise date will be treated as long or short-term capital gain or loss, depending on whether the shares were held for more than six months.

         FEDERAL INCOME TAX CONSEQUENCES. The Corporation is organized under the laws of the Commonwealth of Puerto Rico and, at the present time, it is not engaged in any trade or business in the United States. Accordingly, it is subject generally to a flat 30% federal income tax on its fixed or determinable, annual or periodic income, if any, from sources within the United States. The Corporation would only be entitled to claim deductions in computing its U.S. income tax liability to the extent such deductions were directly related to any income effectively connected with the conduct of a trade or business in the United States. For purposes of the discussion below, some of the QSOs granted under the 2001 Option Plan may also be treated as ISOs for purposes of Sections 421 and 422 of the Code.

         RESIDENTS OF PUERTO RICO. Recipients of stock options who are residents of Puerto Rico during the entire taxable year and perform services for the Corporation or its subsidiaries in Puerto Rico, will not have any gross income for federal income tax purposes in respect of the grant or the exercise of stock options.

         NON-RESIDENTS OF PUERTO RICO AND RESIDENTS OF PUERTO RICO WHO PERFORM SERVICES OUTSIDE OF PUERTO RICO. In general, an optionee, who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside Puerto Rico, will not recognize taxable income upon grant or exercise of an ISO and the Corporation and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee or director of the Corporation or its subsidiaries (within the meaning of Section 422 of the Code) from the date the ISO is granted through the date three months before the date of exercise.

         If the optionee has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the amount realized on the sale over the exercise price of the option. Subject to any limitations imposed by Section 162(m) of the Code for federal income tax purposes, the optionee including such compensation in income and certain reporting requirements, the Corporation and its subsidiaries will be allowed a business expense deduction to the extent the optionee recognized ordinary income. Upon any subsequent sale of the shares, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

         In general, an optionee, who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside of Puerto Rico, to whom an NSO is granted will recognize no income at the time of the grant of the option. Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option (or, if the optionee is subject to restrictions imposed by Section 16(b) of the Securities Exchange Act of 1934, upon the lapse of those restrictions, unless the optionee makes a special election within 30 days after exercise to have income determined without regard to the restrictions). Subject to any limitations imposed Section 162(m) of the Code for federal income tax purpose, the director or employee including such compensation in income and certain reporting requirements, the Corporation or any of its subsidiaries will be entitled to a tax deduction in the same amount. Upon a subsequent sale of the shares, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).


         Under the 2001 Option Plan, upon the occurrence of certain "change in control" transactions involving the Corporation, all options then outstanding under the 2001 Option Plan become immediately exercisable. Under certain circumstances, compensation payments attributable to such options may be treated as "parachute payments" under the Code, in which case a portion of such payments may be nondeductible to the Corporation or its subsidiaries for federal income tax purposes and the recipient, if a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside of Puerto Rico, may be subject to a 20% excise tax under the Code.

         The Board of Directors recommends that stockholders vote FOR the approval of the 2001 Stock Option Plan.

                         EXECUTIVE COMPENSATION PROGRAM
         REPORT OF THE BANKS HUMAN RESOURCES AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW

         The Bank's Human Resources and Compensation Committee (the "Human Resources Committee") consists of six non-employee directors of the Bank. The Committee endeavors to keep abreast of competitive compensation practices with regard to salaries, incentive compensation and supplemental programs in order to assist the Corporation in attracting and retaining the most qualified executive officers whose contributions and experience help the Corporation sustain growth, thereby enhancing shareholders value.

         The Human Resources Committee evaluates and recommends to the Board the Corporation's compensation policy for the Chairman of the Board, President and CEO and the Executive Officers. The Human Resources Committee considers, among other factors, competitive pay practices for developing a stronger relationship between executive compensation and the Bank's long-term performance. It is kept apprised of such competitive pay practices by an independent consultant who conducts a periodic analysis of executive compensation of a peer group of financial institutions similar in size, scope and business orientation (the "Peer Group"). On an annual basis the banking Peer Group used by the Committee for comparative purposes is reviewed in light of industry developments, and significant mergers/acquisitions, in order to ensure that it remains consistent with the Corporation's size and focus.

         The executive compensation program for principal officers of the Corporation's subsidiaries is set according to the industry and geographical area in which each operates and is approved by the Board of Directors of each respective subsidiary.

CHAIRMAN OF THE BOARD, PRESIDENT AND CEO, MR. RICHARD L. CARRION

         On an annual basis, Mr. Carrion submits to the Corporation's Executive Committee a plan setting forth both quantitative and qualitative goals for the fiscal year, and objectives for the medium and long-term. In evaluating and setting compensation the Human Resources Committee considers the Corporation's performance with respect to the goals set forth in the plan. Therefore, the Executive Committee evaluates Mr. Carrion's performance by taking into consideration the growth of the organization, implementation of a diversification strategy, achievement of financial goals, improvements to the product and service delivery system and development of human resources. The weight and significance accorded to these factors is subjective in nature.

         Mr. Carrion participates in an annual incentive program designed to encourage the achievement of short-term financial goals and to increase shareholder value. The first incentive component could represent 15% of base salary, if the net income target is met, and if the net income target is exceeded it could reach 25%. Although the threshold continues to be 100% of target, the Human Resources Committee may recommend a discretionary bonus if results obtained are at least 95% of the pre-established net income target. The second component, which is based on return on equity (ROE) and is designed to encourage an increase in shareholder value, could range from 5% to 30% of base salary, depending on the ROE obtained. Additionally, the bonus award may be increased by 25% when shareholder return exceeds 20% annually for a consecutive three-year period. Total shareholder return is calculated by taking into account the compounded annual yield of the stock, considering the market appreciation, dividends received or dividend reinvestment. This third and last bonus component recognizes consistent improvement in shareholder value. The maximum total incentive bonus that may be awarded could be 68.75% of base salary if all components of the bonus program are achieved. Beginning on 2001, the annual incentive program has been revised to consider only the net income target. Incentive bonus could represent 30% of base salary, if the net income target is met, and if the net income target is exceeded up to 105% it could reach 55%. An additional 4% bonus will be awarded for each percentage of the net income target achieved over 105%.

         For the year 2000 the financial results achieved represented 95% of the pre-established target. Based on this result, the Human Resources Committee recommended a discretionary incentive of 15% of Mr. Carrion's base salary. Mr. Carrion recommended to the Committee that it consider the bonus on a future date. This was accepted by all the members of the Committee.

EXECUTIVE OFFICERS

         The group of Executive Officers is composed of two Senior Executive Vice Presidents of the Corporation and eight Executive Vice Presidents of the Corporation (the "Executive Officers") all of whom participate in the Profit Sharing, Annual Incentive and Long-Term Incentive Plans of the Bank. The President and CEO sets the salary increases and the bonuses to be awarded to the Executive Officers pursuant to the incentive plans. In 2001, two other officers were appointed Executive Vice President and Executive Officers of the Corporation.

         The salary increase program allows discretionary salary increases based on individual performance to be twice the increases of the Executive Officers as a group. It provides the CEO the opportunity to recognize changes in individual responsibilities and performance levels.

         Each Executive Officer participates in the Annual Incentive Plan. In 2000, a bonus of 15% of base salary was awarded to each Executive Officer. As recommended by the Human Resources Committee, the bonus was based on the fact that the Corporation's net income was 95% of target net income.

                   HUMAN RESOURCES AND COMPENSATION COMMITTEE

                Juan A. Albors              Hector R. Gonzalez
                Francisco J. Carreras       Alberto M. Paracchini
                Maria Luisa Ferre           Francisco M. Rexach Jr.

                             EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by the Corporation or its subsidiaries to the highest paid Executive Officers of the Corporation and the most highly compensated principal officers of the Corporation's subsidiaries.

                                               SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                             FISCAL       ANNUAL COMPENSATION    ALL OTHER ANNUAL    INCENTIVE PLAN
   NAME AND PARTICIPANT POSITION              YEAR       SALARY(A)    BONUS(B)    COMPENSATION(C)       PAYOUTS(D)      TOTAL
   -----------------------------              ----       ---------    --------    ---------------       ----------      -----

Richard L. Carrion ......................     2000        $540,000    $ 60,912        $42,069                -0-     $  642,981
 Chairman,                                    1999         540,000      72,164         53,327                -0-        665,491
 President and CEO                            1998         526,667     262,552         46,134           $470,142      1,305,495

David H. Chafey Jr ......................     2000         466,999     121,631         37,021                -0-        625,651
 Senior Executive Vice President              1999         412,920     209,480         41,638                -0-        664,038
 of the Corporation                           1998         393,000     194,560         35,356            281,995        904,911

Jorge A. Junquera .......................     2000         430,790     111,293         34,548                -0-        576,631
 Senior Executive Vice President              1999         401,760     203,866         40,752                -0-        646,378
 of the Corporation                           1998         384,000     189,479         34,722            281,995        890,196

Carlos J. Vazquez .......................     2000         342,514      88,833         27,713                N/A        459,060
 Executive Vice President                     1999         309,742     157,075         31,418                N/A        498,235
 of the Corporation                           1998         293,645     140,254         21,017                N/A        454,916

Larry B. Kesler .........................     2000         304,575      79,239         24,643                -0-        408,457
 Executive Vice President                     1999         271,317     137,646         27,521                -0-        436,484
 of the Corporation                           1998         258,952     127,899         23,415            196,911        607,177

Maria Isabel P. de Burckhart ............     2000         283,035      73,469         22,901                -0-        379,405
 Executive Vice President                     1999         255,954     129,860         25,963                -0-        411,777
 of the Corporation                           1998         244,288     120,664         22,089            190,731        577,772

Humberto Martin .........................     2000         282,433      73,283         22,852                -0-        378,568
 Executive Vice President                     1999         255,409     129,554         25,907                -0-        410,870
 of the Corporation                           1998         244,633     120,448         22,120            188,811        576,012

Guillermo L. Martinez(e) ................     2000         425,770     242,714         33,872                N/A        702,356
 President of the Board of Directors
 and Chief Executive Officer of
 GM Group, Inc. (a wholly-owned
 subsidiary of the Corporation)

Cameron E. Williams(e) ..................     2000         272,983     165,000         22,000                N/A        459,983
President of Equity One, Inc.                 1999         250,000     150,000         62,000                N/A        462,000
 (a wholly-owned subsidiary
 of Popular North America, Inc.)

Kenneth McGrath .........................     2000         188,333     140,200         81,815                N/A        410,348
President of Popular Securities, Inc.         1999         180,000     224,200         75,000                N/A        479,200
 (a wholly-owned subsidiary                   1998         175,000     165,200         59,000                N/A        399,200
 of the Corporation)

-------------
(a)      Salaries before deductions.
(b) The bonus amount for the Bank's Executive Officers includes a Christmas bonus, the bonus awarded under the Annual Management Incentive Compensation Plan, and the cash portion payable under the Profit Sharing Plan of the Bank. For the subsidiaries' presidents the amount includes Christmas Bonus, (if any) and performance bonus.
(c) For the Bank's Executive Officers the amount includes deferred portion awarded under the Profit Sharing Plan of the Bank, amounts accrued under the Benefit Restoration Plan, the amount from the Profit Sharing deferred and allocated to Stock Plan and the Bank's matching contribution to Stock Plan, which are described on pages 19 through 21. For Mr. McGrath, amount includes matching contribution to an 1165(e) plan and a deferred portion of the performance bonus. For Mr. Williams, amount represents the contribution of Equity One, Inc. pursuant to Section 401(k) matching and deferred compensation under Supplementary Executive Retirement Plan. For Mr. Martinez, amount includes matching contribution to an 1165(e) plan and deferred compensation under Supplementary Executive Retirement Plan. Amounts reported do not include the value of perquisites and other personal benefits because the aggregate amount of such benefits does not exceed the lesser of $50,000 or 10% of total amount of annual salary and bonus of any named individual.

d) For the 1998-2000 Long-Term Incentive Plan, the performance of Popular, Inc.'s stock during the three-year period did not equal or exceed the three-year combined performance of the S&P 500 Index, the S&P Financials Index and the S&P Banks Index. In addition, the three-year average ROE target was not achieved, nor was the Peer Group three-year average median ROE exceeded. Also, Popular, Inc.'s average ROE did not represent an improvement over the base year ROE compared to the Peer Group's median ROE. Therefore, none of the shares assigned at the beginning of the plan were awarded.

e)       Information presented for 2000, 1999 and 1998, except for Mr. Cameron
         E. Williams who was appointed President of Equity One, Inc. in 1999 and for Mr. Guillermo L. Martinez, President of the Board of Directors and Chief Executive Officer of GM Group, Inc. a wholly-owned subsidiary acquired by the Corporation during 1999.

LONG-TERM INCENTIVE PLAN

         Since 1994, the Executive Officers participate in a Long-Term Incentive Plan, the goal of which is to encourage long-term corporate performance and objectives. This Plan divided the incentive payment as follows: 75% based on the attainment of a pre-established three-year average return on equity ("ROE") objective for the performance period and 25% based on the achievement of an average ROE greater than the Peer Group's three-year average median ROE. If the ROE for the Corporation does not equal or exceed the Peer three-year average median ROE, the Human Resources Committee, at its own discretion, may recommend the distribution of 25% of the targeted bonus if the average results attained for the Plan year represent an improvement of no less than 25% over the base year. The incentive percentage is established depending on the participant's base salary at the beginning of the three-year period. The resulting dollar amount is divided by the average closing price of the Corporation's common stock.

         On April 27, 1999, the Board approved an amendment to the Long-Term Incentive Plan changing the calculation of the amount of the incentive awarded to be based on the performance of the S&P 500 Index and the S&P Financial Index. Beginning in 2000 the S&P Banks Index was also included in the calculation of the Long-Term Incentive Plan. Therefore, the incentive is determined based on the market performance of the Corporation's common stock as compared to the combined performance of the S&P 500 Index, the S&P Financial Index and the S&P Banks Index during the three-year period of the plan. The range to determine the percentage of base salaries was also adjusted as follows:

                                        Range
                              --------------------------
                                 Score         Incentive
                              ------------     ---------
                              <100%                0%
                              100-109             15%
                              110-119             25%
                              120-129             50%
                              130-139             75%
                              140-149            100%
                              150 and over       110%

         The score represents the relationship of the performance of the Corporation's common stock during the three-year period, compared with the average appreciation of the S&P 500 Index, the S&P Financials Index and the S&P Banks Index. If the Corporation's target is met or exceeded, the share payments corresponding to the Corporation's and Peer Group's goals may amount up to 110% of the base salary of the participant at the end of the Plan year.

         The three-year period for the 1999-2001 and 2000-2002 Long-Term Incentive Plans had not concluded when the amendment became effective. A transition rule was approved for these plans to allow a proportional calculation based on the method used at the inception of each plan and the new method.

         The Plan's incentive payment shall be made in common stock of the Corporation. All common stock to be awarded under this program is purchased in the open market. The incentive payment could be deferred, at the option of the participant, until his (her) retirement or it could be paid in common stock of the Corporation. If the payment is made in common stock of the Corporation a portion equal to the estimated tax due may be paid in cash.

         For the 1998-2000 Long-Term Incentive Plan, the performance of Popular, Inc.'s stock during the three-year period did not equal or exceeded the three-year combined performance of the S&P 500 Index, the S&P Financials Index and S&P Bank Index. In addition, the three-year average ROE target was not achieved, nor was the Peer Group three-year average median ROE exceeded. Also, the Corporation's average ROE did not represent an improvement over the base year ROE compared to the Peer Group's median ROE. Therefore, the total shares assigned at the beginning of the plan were not awarded.

         If the proposed 2001 Stock Option Plan is approved, the Corporation intends to terminate the 1998-2000 Long-Term Incentive and make no further awards under this plan as well as to terminate any outstanding awards.

PROFIT SHARING PLAN OF THE BANK

         All officers and regular monthly salaried employees of the Bank are active participants in the Bank's Profit Sharing Plan, as of the first day of the calendar month following the completion of one year of service. Beginning in 2001 participation starts after three months of service.

         Under this plan, the Board of Directors of the Bank determines the Bank's annual contribution based on the profits of the Bank for the year. The amount allocated to each officer or employee is based on his or her earned salary for the year. The total amount contributed for the year 2000 was $18,538,982. Of the total awarded 40% is contributed to the Profit Sharing Plan, 10% to the Savings & Stock Plan and the remainder (50%) is paid in cash. However, since 1998 each officer and employee may elect to increase his (her) contribution to the Savings & Stock Plan up to 15%; as a result of this election 39% was contributed to the Profit Sharing Plan and 11% to the Savings & Stock Plan.

         Beginning on 2001 the vesting requirements for this plan were changed providing participants with a 100% of vesting rights after five years, instead of the seven years required before.

BENEFIT RESTORATION PLAN OF THE BANK

         The Internal Revenue Service (IRS) set a limit of $170,000 as the amount of compensation that may be considered in calculating future retirement payments from qualified pension plans. This limit applies to the Bank's Retirement Plan and Profit Sharing.

         The Board of Directors has approved an unfunded nonqualified "Benefit Restoration Plan" for those officers whose annual compensation is higher than the established limit. This non-qualified plan will provide those benefits that cannot be accrued under the Bank's qualified Retirement and Profit Sharing Plans because of said compensation limit. The Corporation intends to establish during 2001 one or two qualified and funded retirement plans to provide the benefits currently provided by the Benefit Restoration Plan to its employees who are residents of Puerto Rico.

RETIREMENT PLAN OF THE BANK

         Banco Popular de Puerto Rico has a non-contributory, defined benefit Retirement Plan covering substantially all regular monthly employees. Monthly salaried employees are eligible to participate in the Plan following the completion of one year of service and 21 years of age. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act ("ERISA").

         The Retirement Plan formula is based on years of service and total cash compensation received by the employee. Benefits are paid on the basis of a straight life annuity plus supplemental death benefits and are not reduced (offset) for Social Security or other payments received by the participants.

         Normal retirement age at the Bank is the latter of (a) the participant's 65(th) birthday or (b) the completion of five years of service. Participants can enjoy unadjusted early retirement benefits at age 55 with 10 years of service. Participants can also enjoy actuarially adjusted early retirement benefits after age 50, whenever the combination of age plus service is equal or more than 75. Maximum retirement benefit obtainable under this plan is 40% of participant's final average compensation as defined by the plan. This plan is qualified under section 401(a) of the Internal Revenue Code and Section 1165(e) of the Puerto Rico Internal Revenue Code.

         The following table sets forth the estimated annual benefits that would become payable under the Retirement Plan and the Benefit Restoration Plan based upon certain assumptions as to total compensation levels and years of service. The amounts shown in this table are not necessarily representative of amounts that may actually become payable under the plans. The amounts represent the benefits upon retirement on December 31, 2000, of a participant at age 65.

         TOTAL
      COMPENSATION                      ESTIMATED ANNUAL BENEFITS / YEARS OF SERVICE
     ------------------------------------------------------------------------------------------
                          15              20              25              30              35
                       --------        --------        --------        --------        --------
     $1,400,000        $256,000        $357,000        $459,000        $560,000        $560,000
      1,300,000         237,000         332,000         426,000         520,000         520,000
      1,200,000         219,000         306,000         393,000         480,000         480,000
      1,100,000         201,000         281,000         360,000         440,000         440,000
      1,000,000         183,000         255,000         328,000         400,000         400,000
        900,000         164,000         230,000         295,000         360,000         360,000
        800,000         146,000         204,000         262,000         320,000         320,000
        700,000         128,000         179,000         229,000         280,000         280,000
        600,000         110,000         153,000         197,000         240,000         240,000
        500,000          91,000         128,000         164,000         200,000         200,000
        400,000          73,000         102,000         131,000         160,000         160,000
        300,000          55,000          77,000          98,000         120,000         120,000

         The 2000 total compensation and estimated years of service at age 65 for the highest paid key policy-making Executive Officers of the Corporation are as follows.

                                                                     ESTIMATED
                                                   2000               YEARS OF
                                                   TOTAL              SERVICE
                                               COMPENSATION          AT AGE 65
                                               ------------          ---------
Richard L. Carrion ...................          $ 643,000              41.6
David H. Chafey Jr ...................            626,000              39.8
Jorge A. Junquera ....................            577,000              41.5
Carlos J. Vazquez ....................            459,000              26.4
Larry B. Kesler ......................            408,000              16.5
Maria Isabel P. de Burckhart .........            379,000              33.7
Humberto Martin ......................            379,000              40.1

BANCO POPULAR DE PUERTO RICO SAVINGS & STOCK PLAN

         The Bank has adopted a Savings & Stock Plan covering employees of the Bank in Puerto Rico. All regular salaried employees of the Bank are eligible to participate in the Savings & Stock Plan following the completion of three months of service.

         The Bank may contribute a discretionary amount based on the profits of the Bank for the year, which is allocated to each officer or employee based on his or her basic salary for the year, as determined by the Board. The Savings & Stock Plan allows employees to voluntarily elect to defer a predetermined percentage not to exceed 10% of their pre-tax total compensation. Beginning in 2001 the Savings & Stock Plan also allows employees to voluntarily elect to contribute a predetermined percentage not to exceed 10% of their after-tax total cash compensation. Both contribution levels are subject to maximum contribution limits as determined by applicable laws. In addition, employees will be (i) fully vested after five years of service, (ii) allowed to make after-tax contributions and (iii) provided with new investment alternatives.

         The Bank will match 50% of the pre-tax amount contributed by the participant and invested in the Corporation's common stock, up to a maximum participant contribution determined by the Board each year. For the year 2000, the maximum participant's contribution subject to employer match was 2% of participant's annual base salary.

POPULAR, INC. RETIREMENT SAVINGS PLAN FOR PUERTO RICO SUBSIDIARIES

         The Corporation adopted this Plan effective 1/1/2001 for the benefit of all regular monthly salaried employees of the following subsidiaries of the
Corporation:

                            Popular Securities, Inc.
                             Popular Mortgage, Inc.
                         Popular Leasing & Rental, Inc.
                              Popular Finance, Inc.
                                 GM Group, Inc.
                             Popular Insurance, Inc.

         The aforementioned subsidiaries of the Corporation adopted this plan as of 1/1/2001. All regular monthly salaried employees are eligible to participate in the plan following the completion of one year of service and attainment of 21 years of age.

         The Plan allows employees to voluntarily elect to defer a predetermined percentage not to exceed 10% of their compensation. The Plan also allows employees to voluntarily elect to contribute a predetermined percentage not to exceed 10% of their after-tax compensation. Both contribution levels are subject to maximum contribution limits as determined by applicable laws.

         The corresponding subsidiaries match certain percentage of the pre-tax amounts contributed by a participant up to a maximum as defined by each subsidiary. Participants are allowed to receive in-service distributions based only on economic hardship safe harbor rules.

DEFERRED COMPENSATION PLAN OF EQUITY ONE, INC.

         Equity One, Inc. adopted a deferred compensation plan designed to provide a post retirement benefit to several key executives. Equity One, Inc. purchases flexible, variable life insurance policies for each participant and names itself as beneficiary. The cash surrender values of the policies are expected to pay benefits to the participants upon their retirement. Should the participant terminate their employment prior to retirement, they are entitled to their vested portion of their account.

EMPLOYEE BENEFIT PLAN OF EQUITY ONE, INC.

         Equity One, Inc. sponsors a defined contribution plan (401(k) covering all eligible employees. Contributions to this plan are in the form of employee salary deferrals which are subject to an employer matching contribution up to a specified limit at the discretion of Equity One, Inc.

                                  POPULAR, INC.
                                PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return during the measurement period with the cumulative total return, assuming reinvestment of dividends, of the National Association of Securities Dealers Automated Quotation System (NASDAQ) Stock Market Index and the NASDAQ Bank Composite Index.

   The cumulative total shareholder return was obtained by dividing (i) the cumulative amount of dividends per share, assuming dividend reinvestment, since the measurement point, December 31, 1995 plus (ii) the change in the per share price since the measurement date, by the share price at the measurement date.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                         TOTAL RETURN AS OF DECEMBER 31
                             (DECEMBER 31, 1995=100)


                                 BASE
COMPANY/INDEX                   PERIOD    12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
POPULAR, INC.**                  9.6875    100.00     174.19     255.48     350.97     288.39     271.61
NASDAQ BANKS COMPOSITE          357.923    100.00     132.04     221.06     219.64     211.14     241.08
NASDAQ STOCK MARKET             345.574    100.00     123.04     150.69     212.51     394.92     237.62
---------------------------------------------------------------------------------------------------------

                               INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES

         The aggregate fees billed by PricewaterhouseCoopers LLP, the Corporation's independent public accountants for the year ended December 31, 2000, for professional services rendered for the audit of the Corporation's annual financial statements for that fiscal year and for the reviews of the financial statements included in the Corporation's quarterly reports on Form 10-Q for that fiscal year were $941,652.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed to the Corporation for the year ended December 31, 2000 by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation.

ALL OTHER FEES

  The aggregate fees billed for services rendered to the Corporation by PricewaterhouseCoopers LLP, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2000 were $689,743.

RETENTION OF INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2001

         The Board intends to retain the services of PricewaterhouseCoopers LLP as the independent public accountants of the Corporation for the year 2001. PricewaterhouseCoopers LLP (former Price Waterhouse) served as independent public accountants of the Bank since 1971 and of the Corporation since May 1991, when it was appointed by the Board.

         Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will be available to respond to any appropriate questions that may arise; they will also have the opportunity to make a statement if they so desire.

            PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 2002
                         ANNUAL MEETING OF STOCKHOLDERS

         Stockholders' proposals intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Corporation's Secretary, at its principal executive offices, Popular Center Building, San Juan, Puerto Rico, 00918, not later than November 23, 2001 for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to the 2002 Annual Meeting of Stockholders.

                                 OTHER MATTERS

         Management does not know of any other matters to be brought before the Meeting other than those described previously. Proxies in the accompanying form will confer discretionary authority to the Proxyholders with respect to any such other matters presented at the meeting.

         To avoid delays in ballot taking and counting, and in order to assure that your Proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: upon signing a Proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one recordholder, all should sign.

         Whether or not you plan to attend the Meeting, it is very important that your shares be represented and voted in the Meeting. Accordingly, you are urged to properly complete, sign, date and return your Proxy Card or vote by telephone or by Internet.

San Juan, Puerto Rico, March 15, 2001




       RICHARD L. CARRION                                SAMUEL T. CESPEDES
Chairman of the Board, President                              Secretary
  and Chief Executive Officer

YOU MAY REQUEST A COPY OF THE REPORT ON FORM 10K FILED WITH THE SEC BY CALLING
(787) 765-9800 OR WRITING TO AMILCAR JORDAN, SENIOR VICE PRESIDENT, BANCO POPULAR DE PUERTO RICO, P.O. BOX 362708, SAN JUAN, PR 00936-2708.

                                                                       EXHIBIT A

                                  POPULAR, INC.

                              AUDIT COMMITTEE CHARTER

ARTICLE 1 - ORGANIZATION

         The Board of Directors (the "Board") of Popular, Inc. (the "Corporation") has established an Audit Committee to undertake the responsibilities and perform the tasks set forth in this Charter.

ARTICLE 2 - COMPOSITION

         The Audit Committee shall be comprised of at least three directors, each of whom shall not be an officer or employee of the Corporation or its subsidiaries, shall not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable membership requirements under the rules of the National Association of Securities Dealers, Inc., as such requirements are interpreted by the Board in its business judgment. The members of the Audit Committee shall be designated by the Board.

         The Board shall designate as president of the Audit Committee one of its members, who shall preside over the meetings of the Committee and shall inform the Board of the actions taken by the Committee. In the event of a vacancy or an absence in the Audit Committee, the Board may designate any member of the Board as substitute, provided such person complies with the requisites established herein.

ARTICLE 3 - PURPOSE

         The purpose of the Audit Committee is to assist the Board:

         1. in its oversight of the Corporation's accounting and financial reporting principles and policies, and internal audit controls and procedures;

         2. in its oversight of the Corporation's financial statements and the independent audit thereof;

         3. in nominating the outside auditors to be proposed for shareholder approval in any proxy statement, evaluating and, where deemed appropriate, replacing the outside auditors; and

         4.       in evaluating the independence of the outside auditors.

         In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including matters relating to the determination of the independence of the outside auditors. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and
(iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Corporation.

         The function of the Audit Committee is to act in an oversight capacity. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements. Furthermore, management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Internal Audit Division is responsible for examining and evaluating the adequacy and effectiveness of the systems of internal control of the Corporation and its subsidiaries to ensure (i) the reliability and integrity of information; (ii) compliance with the Corporation's policies, plans and procedures, as well as laws and regulations; (iii) the safekeeping of assets; and (iv) the economical and efficient use of resources. The outside auditors are responsible for planning and carrying out a proper audit of the Corporation's annual financial statements, reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

         The internal and outside auditors for the Corporation are ultimately accountable to the Board (as assisted by the Audit Committee). The Board, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement.

         The outside auditors shall annually submit to the Corporation a formal written statement delineating all relationships between the outside auditors and the Corporation ("Statement as to Independence"), addressing each non-audit service provided to the Corporation and the matters set forth in Independence Standards Board Standard No. 1.

         The outside auditors shall annually submit to the Corporation a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Corporation's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

ARTICLE 4 - DUTIES AND POWERS

         To carry out its purposes, the Audit Committee shall have the following duties and powers:

         1.       With respect to the outside auditor:

                  (i) to provide advice to the Board in selecting, evaluating or replacing outside auditors;

                  (ii) to review the fees charged by the outside auditors for audit and non-audit services;

                  (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may affect the objectivity and independence of the Corporation's outside auditors and to recommend that the Board take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

                  (iv) if applicable, to consider whether the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Corporation is compatible with maintaining the independence of the outside auditors; and

                  (v) to instruct the outside auditors that they are ultimately accountable to the Board (as assisted by the Audit Committee).

         2.       With respect to the Internal Audit Division:

                  (i) to review the appointment and replacement of the General Auditor;

                  (ii) to review and ratify the annual evaluation and salary recommendation of the General Auditor as recommended by the Head of Risk Management;

                  (iii) to advise the General Auditor that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the Internal Audit Division and management's responses thereto; and

                  (iv) to instruct the internal auditors that they (in conjunction with the outside auditors) are ultimately accountable to the Board (as assisted by the Audit Committee).

         3. With respect to financial reporting principles and policies, and internal audit controls and procedures:

                  (i) to advise management, the Internal Audit Division and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

                  (ii) to consider any reports or communications (and management's and/or the Internal Audit Division's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

                           - deficiencies noted in the audit in the design or operation of internal controls;

                           - consideration of fraud in a financial statement audit;

                           -        detection of illegal acts;

                           - the outside auditor's responsibility under generally accepted auditing standards;

                           -        significant accounting policies;

                           -        management judgments and accounting
                                    estimates and assumptions;

                           -        adjustments arising from the audit;

                           - the responsibility of the outside auditor for other information in documents containing audited financial statements;

                           -        disagreements with management;

                           -        consultation by management with other
                                    accountants;

                           - major issues discussed with management prior to retention of the outside auditor;

                           - difficulties encountered with management in performing the audit;

                           - the outside auditor's judgments about the quality of the entity's accounting principles; and

                           - reviews of interim financial information conducted by the outside auditor;

                  (iii) to meet with management, the General Auditor and/or the outside auditors:

                           -        to discuss the scope of the annual audit;

                           -        to discuss the audited financial statements;

                           - to discuss any significant matters arising from any audit, report or communication referred to in Article 4, items 2(iii) or 3(ii) of this charter, whether raised by management, the Internal Audit Division or the outside auditors, relating to the Corporation's financial statements;

                           - to review the form of opinion the outside auditors propose to render to the Board and shareholders;

                           - to discuss significant changes to the Corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the Internal Audit Division or management; and

                           - to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

                  (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with
                           Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

                  (v) to discuss with the Corporation's General Counsel any significant legal matters that may have a material effect on the financial statements and the Corporation's compliance policies, including material notices to or inquiries received from governmental agencies.

         4.       With respect to reporting and recommendations:

                  (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement;

                  (ii) to review this Charter at least annually and recommend any changes to the Board; and

                  (iii) to report its activities to the Board on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

ARTICLE 5 - RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

         The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

ARTICLE 6 - TERM IN OFFICE

         The members of the Committee shall hold office from the time of designation until the next annual meeting of stockholders of the Corporation. The Board may, however, extend such period for one or all designated members.

ARTICLE 7 - MEETINGS

         The Committee will meet at least one (1) time every three (3) months, or more frequently if circumstances dictate, to discuss the matters set forth in
Article 4. In addition to such meetings, the Audit Committee should meet separately at least annually with management, the General Auditor and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately, including the annual audited financial statements. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

ARTICLE 8 - SECRETARY

         The Committee will designate a Secretary among its members. The Secretary may delegate his (her) functions to any officer of the Corporation designated by the Secretary. The Secretary, or the person so designated, will notify the members of the Committee of the place, date, and time of the meetings of the Committee on a timely basis, as well as prepare and submit the agenda, reports and documents required for each meeting of the Committee.

ARTICLE 9 - MINUTES OF THE MEETINGS

         The Secretary or his (her) designee will prepare accurate minutes of each meeting of the Committee, indicating which members of the Committee were present, and summarizing the decisions, recommendations and agreements reached. The President of the Committee will submit the minutes and the attachments considered necessary to the Board at their next meeting for their review and ratification.

ARTICLE 10 - QUORUM AND COMMITTEE DECISIONS

         A quorum shall consist of the majority of the members of the Committee. The decisions of the Committee shall be adopted by an affirmative vote of the majority of the members present at the meeting in which the decision is considered. In the event of a tie, the decision will be submitted to the Board in their next meeting and no action will be taken until the Board makes a decision.

ARTICLE 11 - AMENDMENTS

         This Charter can be amended by means of an express resolution of the Board.

ARTICLE 12 - EFFECTIVE DATE

         This Charter will be effective immediately after its approval by the Board. The Secretary of the Board will certify it with his (her) signature and the Corporate seal, indicating the date it was approved.

                            CERTIFICATE OF RESOLUTION

         The undersigned, as Secretary of the Board of Popular, Inc., does hereby certify that this Audit Committee Charter was duly adopted at a meeting of the Board of the Corporation held on March 7, 2001, at which a quorum was present and acting throughout.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation in San Juan, Puerto Rico this 7(th) day of March, 2001.

                  Juan J. Bermudez             Alberto M. Paracchini
                  Hector R. Gonzalez           Francisco M. Rexach  Jr.
                  Manuel Morales Jr.           Felix J. Serralles Jr.

                                                                       EXHIBIT B

                                  POPULAR, INC.
                             2001 STOCK OPTION PLAN

                             EFFECTIVE MARCH 7, 2001

SECTION 1.  INTRODUCTION

         1.1      PURPOSE

                  The purpose of the Popular, Inc. 2001 Stock Option Plan (the "Plan") is to provide Popular, Inc. (the "Corporation") and its subsidiaries (the "Subsidiary") with an effective means to attract and retain highly qualified personnel as well as to provide additional incentive to employees and directors who provide services to the Corporation and the Subsidiary. The Plan is expected to contribute to the attainment of these objectives by offering selected employees and directors the opportunity to acquire stock ownership interests in the Corporation.

         1.2      CONSIDERATION TO CORPORATION FOR ISSUANCE OF OPTIONS:
                  AGREEMENTS BY EMPLOYEES.

                  Each Employee by signing and accepting an Option Contract will, if the Committee so requires, agree to remain employed by the Corporation or a Subsidiary for a specified period of time, and the consideration to the Corporation for the issuance of Options will be any such employment agreements as well as the benefits to the Corporation or the Subsidiary from the added incentive to the Employee of increased proprietorship in the Corporation. Nothing in the Plan or in any Option Contract shall confer on any individual any right to continue employed by the Corporation or any Subsidiary or limit the right of the Corporation or of any Subsidiary to terminate Employment of an Employee at any time, with or without cause.

         1.3      PLAN SUBJECT TO RATIFICATION BY SHAREHOLDERS.

                  The Plan shall become effective upon adoption by the Board of Directors, provided that the Plan is approved, within one year following its adoption by the Board of Directors, by a vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at a duly held shareholders' meeting. No Option under the Plan may be granted more than 10 years after the earlier of the date the Plan is adopted or the date the Plan is approved by the shareholders of the Corporation, without further approval by the shareholders of the Corporation.

         1.4      LIMITATIONS ON NUMBER OF SHARES ISSUABLE UNDER THE PLAN.

                  Subject to the following provisions of this Section 1.4, the aggregate number of shares of Common Stock which may be issued under the Plan shall be limited to 5,000,000 shares. The shares of Common Stock for which Options may be granted may consist of either authorized but unissued shares of Common Stock or shares of Common Stock which have been issued and which shall have been heretofore or hereafter reacquired by the Corporation. The total number of shares subject to Options authorized under the Plan shall be subject to increase or decrease in order to give effect to the adjustment provisions of
Section 3.2 hereof or any amendment adopted as provided in Section 4.2 hereof. If any Option granted under the Plan is forfeited or otherwise expires, terminates or is cancelled for any reason without having been exercised in full, shares of Common Stock are surrendered or withheld from any Option to satisfy an Optionee's income tax withholding obligations, or shares of Common Stock owned by an Optionee are tendered to pay the exercise price of an Option, then the shares covered by such forfeited, expired, terminated or cancelled Option or which are equal to the number of shares surrendered, withheld or tendered, shall again become available for purposes of the Plan.

         1.5      DEFINITIONS.

                  The following terms shall have the meanings set forth below:

                  (a) Board or Board of Directors. The Board of Directors of the Corporation.

                  (b) Committee. The compensation committee or such other committee or committees as may be appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 4.2 hereof. At any time the Plan is being administered by the Board of Directors pursuant to
Section 4.1, any reference to the Committee shall be deemed to refer to the Board of Directors.

                  (c) Common Stock. The Corporation's presently authorized common stock, par value $6.00 per share, except as this definition may be modified pursuant to the provisions of Section 3.2 hereof.

                  (d) Disability. Complete and permanent inability by reason of illness or accident to perform the duties of the occupation of the Employee or Nonemployee Director for the Corporation or a Subsidiary when such disability commenced.

                  (e) Employee. Any salaried officer or common law employee of the Corporation or any Subsidiary, or both, including any salaried officer or employee who is a member of the Board of Directors of the Corporation.

                  (f) Employment. The rendering of services by an Employee for the Corporation, for any Subsidiary, or both. Whether military, government or public service shall constitute termination of employment for purposes of this Plan or any Option granted hereunder shall be determined in each case by the Committee in its sole discretion.

                  (g) Fair Market Value. The closing price of the Common Stock reported on the NASDAQ National Market system on the date as of which such value is being determined or, if no price is reported on such day, then on the next preceding day on which such price was reported, or, if at any time the Common Stock shall not be reported on the NASDAQ National Market system, the Committee shall determine the fair market value on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the PRC and the IRC.

                  (h) Incentive Stock Option. An option to purchase Common Stock granted by the Committee under the Plan which satisfies the requirements of Section 422 of the IRC.

                  (i) IRC. The United States Internal Revenue Code of 1986, as amended.

                  (j) Nonemployee Director. Any director of the Corporation or a Subsidiary who is not an Employee of the Corporation or any Subsidiary.

                  (k) Nonstatutory Stock Option. An option to purchase Common Stock granted by the Committee under the Plan which does not satisfy the requirements of Section 1046 of the PRC or Section 422 of the IRC.

                  (l) Option. A Qualified Stock Option, an Incentive Stock Option or a Nonstatutory Stock Option.

                  (m) Optionee. A person to whom an Option has been granted under the Plan.

                  (n) Option Expiration Date. The date on which an Option becomes unexercisable by reason of the lapse of time or when a Nonstatutory Stock Option otherwise becomes unexercisable.

                  (o) PRC. The Puerto Rico Internal Revenue Code of 1994, as amended.

                  (p) Qualified Stock Option. An option to purchase Common Stock granted by the Committee under the Plan which satisfies the requirements of Section 1046 of the PRC.

                  (q) Reload Option. An option to purchase Common Stock granted by the Committee under the Plan pursuant to Section 2.4.

                  (r) Subsidiary. Any corporation in an unbroken chain of corporations beginning with the Corporation if, at the time an Option is granted, each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                  The use of the singular shall also include within its meaning the plural or vice versa.

SECTION 2.  STOCK OPTIONS

         2.1      GRANT AND EXERCISE OF OPTIONS.

                  (a) Grant of Options to Employees. The Board of Directors or the Committee on behalf of the Corporation may grant Options to purchase Common Stock to Employees or Nonemployee Directors selected by it in its discretion.

                  (b) Option Contracts. Options shall be evidenced by agreements ("Option Contracts") in such form as the Board of Directors or Committee shall approve (the Board of Directors in the case of Director Options) containing such terms and conditions, including the period of their exercise, whether in installments or otherwise, as shall be contained therein, which need not be the same for all Options.

                  (c) Option Price. The purchase price per share of Common Stock under each Option granted to an Employee or Nonemployee Director shall be not less than 100 percent of the Fair Market Value per share of such Common Stock on the date the Option is granted, as determined by the Committee. The purchase price may be subject to adjustment in accordance with the provisions of
Section 3.2 hereof.

                  (d) Term of Option. The term during which each Option granted to an Employee or Nonemployee Directors under the Plan may be exercised shall not exceed a period of ten years from the date of its grant.

                  (e) Exercise of Options. Unless an Option Contract provides otherwise or as provided in Section 3.1 below, each Option shall become exercisable, on a cumulative basis, with respect to 20% of the shares of Common Stock covered thereby on the first anniversary of the date of its grant and with respect to an additional 20% of the shares covered thereby on each subsequent anniversary. Any part of an Option that has become exercisable shall remain exercisable until it has been exercised in full or it terminates or expires pursuant to the terms of the Plan or the applicable Option Contract. Subsequent to the grant of an Option which is not immediately exercisable in full, the Board of Directors or the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part.

                  (f) Options Nontransferable. Options granted under the Plan shall by their terms be nontransferable otherwise than by will or the laws of descent and distribution, and, during the lifetime of the Optionee, shall be exercisable only by the Optionee. No transfer of an Option by an Optionee by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Board of Directors or Committee may determine necessary to establish the validity of the transfer.

                  (g) Payment of Exercise Price. Each Option shall be exercised by delivery of a written notice to the Corporation stating the number of whole shares of Common Stock as to which the Option is being exercised and accompanied by payment therefor. No shares shall be issued on the exercise of an Option unless paid for in full at the time of purchase. Payment for shares purchased upon the exercise of an Option shall be made (i) by check payable to the Corporation, (ii) with the approval of the Board of Directors or the Committee, in Common Stock which has been held by the Optionee for at least six months valued at the then Fair Market Value thereof as determined by the Board of Directors or Committee, (iii) with the approval of the Board Directors or the Committee, by authorizing the Corporation, Popular Securities, Inc. or a broker-dealer approved by the Corporation, to sell, on behalf of Optionee, the appropriate number of shares otherwise issuable to the Optionee upon exercise of an Option, (iv) with the approval of the Board of Directors or the Committee and at the election of the Participant, by withholding from those shares that would otherwise be obtained upon exercise of the Option a number of shares having a Fair Market Value equal to the Option Price, (v) by any combination of (i),
(ii), (iii), or (iv) above, or (vi) by other means that the Board of Directors or the Committee deems appropriate. Neither the Corporation nor any Subsidiary may directly or indirectly lend money to any individual for the purpose of assisting such individual to acquire or to carry shares issued upon the exercise of Options granted under the Plan. No Optionee shall have any rights as a shareholder with respect to any share of Common Stock covered by an Option unless and until such individual shall have become the holder of record of such share, and except as otherwise permitted by Section 3.2 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such individual shall have become the holder of record thereof.

                  (h) Investment Purpose. At the time of any exercise of any Option, the Corporation may, if it shall deem it necessary or desirable for any reason, require the holder of the Option to represent in writing to the Corporation that it is the intention of such holder to acquire the shares of Common Stock for investment only and not with a view to the distribution thereof. In such event no shares of Common Stock shall be issued to such holder unless and until the Corporation is satisfied with the correctness of such representation.

         2.2      QUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS.

                  In addition to meeting the requirements of Section 2.1, each Qualified Stock Option shall be subject to the requirements of (a) and each Incentive Stock Option shall be subject to the requirements of (a), (b) and (c) of this Section 2.2.

                  (a) Annual Limitation of Options Which May Be Considered Qualified Stock Options and/or Incentive Stock Options. Anything else in the Plan notwithstanding, if and to the extent that the provisions of Section 1046 of the PRC and/or Section 422 of the IRC shall so require, the aggregate Fair Market Value (determined as of the time the Option is granted) of the shares with respect to which Qualified Stock Options and/or Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under the Plan and any other plans of the Corporation and its Subsidiaries) shall not exceed $100,000.

                  (b) Incentive Stock Options Granted to Ten Percent Shareholders. Notwithstanding anything to the contrary contained in this Plan, an Incentive Stock Option may not be granted to an Optionee who owns, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or any Subsidiary unless, at the time such Incentive Stock Option is granted, the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option, by its terms, is not exercisable after the expiration of five (5) years from the date of grant of such Incentive Stock Option.

                  (c) Notice. An Optionee shall give prompt (no more than 30 days) notice to the Corporation of any disposition of shares acquired upon exercise of an Incentive Stock Option if such disposition occurs within either two years after grant or one year after the receipt of such shares by the Optionee.

         2.3      VOLUNTARY SURRENDER AND CANCELLATION OF NONSTATUTORY STOCK
OPTIONS.

                  The Committee may grant to one or more holders of Nonstatutory Stock Options, in exchange for the voluntary surrender and cancellation of such Nonstatutory Stock Options, new Options having different Option prices than the Nonstatutory Stock Option prices provided in the Nonstatutory Stock Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate.

         2.4      RELOAD OPTIONS.

                  At the time a Nonstatutory Stock Option (the "Original Option") is granted, the Committee may also authorize the grant of a Reload Option subject to the following terms:

                  (a) The number of shares of Common Stock subject to the Reload Option shall be the number of shares, if any, used by the Optionee to pay the purchase price upon exercise of the Original Option, plus the number of shares, if any, delivered by the Optionee to satisfy the tax withholding requirement relating to such exercise.

                  (b)      The Reload Option shall be a Nonstatutory Stock
Option.

                  (c) The grant of the Reload Option shall be effective upon the date of exercise of the Original Option, and the term of the Reload Option shall be the period, if any, remaining from that date to the date upon which the Original Option would have expired.

                  (d) The grant of the Reload Option shall not be effective if, on the date of exercise of the Original Option, the Optionee is not employed by the Corporation or a Subsidiary.

                  (e) The Reload Option shall have such other terms and conditions as the Committee may, in its sole discretion consistent with this Section, determine.

SECTION 3.  PROVISIONS RELATING TO PLAN PARTICIPATION

         3.1      TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR

                  (a) Termination of Employment or Discharge. Unless earlier terminated in accordance with its terms, an Option shall terminate six months after any of the following:

                           (i)      voluntary termination of Employment by the
Employee, with or without the consent of the Corporation or any Subsidiary for reasons other than Disability or retirement under a retirement plan of the Corporation or any Subsidiary, or

                           (ii)     termination of Employment by the Corporation
or any Subsidiary, without cause, or

                           (iii)    termination of Employment because the
employing Subsidiary ceased to be a Subsidiary of the Corporation and the Employee does not, prior thereto or contemporaneously therewith, become an Employee of the Corporation or of another Subsidiary.

                  Notwithstanding the foregoing provision, the Committee may, in its sole discretion, at the time of grant establish different terms and conditions pertaining to the effect of an Optionee's termination of employment on the exercisability of Options.

                  (b) Termination of Employment or Discharge With Cause. Unless earlier terminated in accordance with its terms, all Options, whether vested or not, awarded to an Employee who terminates Employment or is discharged due with cause by appropriate corporate action or under authority of law shall terminate immediately upon such termination of Employment or discharge.

                  (c) Termination of Employment Upon Retirement or Disability. Unless earlier expired in accordance with its terms, all Options held by an Employee shall become vested immediately upon the Employee's termination of Employment due to retirement under the terms of the retirement plan of the Corporation or the Subsidiary employing the Employee or due to the Employee's Disability. The Employee so terminating Employment due to retirement or disability shall have until the Option Expiration Date to exercise the Options awarded to him.

                  (d) Vesting and Exercise of Options After Death. If the holder of an Option shall die during the term of an Option, the Option shall become immediately vested and the holder or the legal representatives shall be entitled to exercise the Option in whole or in part, to the extent then unexercised, at any time within one year following the death of the Optionee, but in no event after the Option Expiration Date.

                  (e) Termination of Service as a Director. If a Nonemployee Director shall terminate his service as a director for reasons other than removal for cause by appropriate Corporate action or under authority of law, all unexpired Options held by the Nonemployee Director which have not vested shall become vested immediately. The nonemployee Director so terminating his service as a director shall have until the Option Expiration Date to exercise the Options awarded to him.

                  Unless earlier terminated in accordance with its terms, a vested Option awarded to a Nonemployee Director who terminates his service as a director due to removal for cause by appropriate corporate action or under authority of law shall terminate immediately upon such termination of service as a director.

         3.2 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CHANGE OF CONTROL; DISSOLUTION.

                  (a) Subject to any required action by the shareholders of the Corporation, each of (i) the number of shares of Common Stock covered by each outstanding Option, (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, (iii) the price per share of Common Stock covered by each such outstanding Option, and (iv) the maximum number of shares with respect to which Options may be granted to any Optionee, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation; provided, however, that (a) each such adjustment with respect to an Incentive Stock Option or Qualified Stock Option shall comply with the rules of
Section 424(a) of the IRC (or any successor provision) and an applicable provision of the PRC, respectively, and (b) in no event shall any adjustment be made which would render any Qualified Stock Option granted hereunder other than a "qualified option" under Section 1046 of the PRC or any Incentive Stock Options granted hereunder other than an "incentive stock option" as defined in
Section 422 of the IRC; and provided further, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

                  (b) If: (1) any person (as defined for purposes of Section 13(d) and 14(d) of the Exchange Act, but excluding the Corporation and any of its wholly-owned subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (2) the shareholders of the Corporation approve (A) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation, then the exercisability of each Option outstanding under the Plan shall be automatically accelerated so that each Option shall, immediately prior to the specified effective date of any of the foregoing transactions, become fully exercisable with respect to the total number of shares subject to such Option and may be exercisable for all or any portion of such shares. Upon the consummation of any of such transactions, all outstanding Options under the Plan shall, to the extent not previously exercised, terminate and cease to be outstanding.

                  (c) In the event of the proposed dissolution or liquidation of the Corporation, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

SECTION 4.  ADMINISTRATION

       4.1        BOARD OF DIRECTORS TO ADMINISTER THE PLAN.

                  (a) Unless the Board of Directors appoints a Committee pursuant to Section 4.2, the Board of Directors shall have, subject to the express provisions of the Plan, general authority to administer the Plan to Grant Options thereunder and to make determinations under, interpretations of, and to take such other steps in connection with the Plan and the Options granted thereunder as it may deem necessary or advisable.

         4.2      INDEPENDENT COMMITTEE TO ADMINISTER THE PLAN.

                  (a) Composition and Functions of the Committee. A Committee consisting of at least two directors (who shall be Nonemployee Directors as defined in Rule 16b-3 of the Securities and Exchange Commission) may be appointed by the Board of Directors and will have, subject to the express provisions of the Plan, general authority to administer the Plan, to grant Options thereunder, subject to the ratification of the Board of Directors if such limitation is imposed by the Board of Directors, and to perform such other functions as may be assigned to it by the Board of Directors in connection with the Plan, including, among other things, determining the form of Option Contracts to be issued under the Plan and the terms and conditions to be included in such Option Contracts and adopting from time to time such rules and regulations as it may deem appropriate for the proper administration of the Plan. The Committee may also make such determinations under, and such interpretations of, and take such steps in connection with, the Plan, the rules and regulations or Options granted thereunder as it may deem necessary or advisable. The Committee may, in its discretion or in accordance with a direction from the Board of Directors, waive any provisions of any Option Contract, provided such waiver is not inconsistent with the terms of the Plan as then in effect.

                  (b) Authorization of Actions Taken by the Committee and Board of Directors. Vacancies in the Committee shall be filled by the Board of Directors. The Committee may act by a majority of its members either at a meeting or in writing without a meeting. All questions arising under the Plan or under any rules and regulations adopted by the Board of Directors or the Committee or under the Option Contracts, whether such questions involve interpretation thereof or otherwise, shall be determined by the Committee and its determination, unless disapproved by the Board of Directors, shall be conclusive and binding in all cases. To the extent that any such action would not adversely affect the status of Qualified Stock Options and Incentive Stock Options under the PRC and IRC, respectively, all matters provided in the Plan, in the Option Contracts, or in such rules and regulations to be determined or performed by the Committee may be determined or performed by the entire Board of Directors. No member of the Board of Directors or of the Committee shall be liable for any action taken or any determination made in good faith with respect to the Plan or any Option Contract.

                  (c) Findings of the Board of Directors and Committee Are Conclusive. Each determination, interpretation, or other action made or taken pursuant to the provisions of this Plan by the Board of Directors or the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, without limitation thereto, the Corporation, the shareholders, the Committee and each of the members thereof, and all Optionees, and their respective successors in interest.

         4.3      AMENDMENT AND DISCONTINUANCE OF THE PLAN.

                  The Board of Directors may at any time amend, modify, suspend or terminate the Plan, without shareholder approval, except to the extent required by the PRC or the IRC to permit the granting of Qualified Stock Options or Incentive Stock Options, or by the rules of any securities exchange or automated quotation system on which the shares of Common Stock of the Corporation trade at such time, provided, that no change shall be made which will have a material adverse effect upon any Option previously granted unless the consent of the affected Optionee is obtained.

         4.4      COMPLIANCE WITH LAW AND OTHER CONDITIONS.

                  (a) Options. Any exercise by an Optionee of an Option shall be made only in compliance with any applicable rule or regulation of the Securities and Exchange Commission exempting such exercise from the operation of
Section 16(b) of the Securities Exchange Act of 1934 and any other applicable law, rule, regulation or other provision that may hereafter relate to the exercise and cash settlement rights of Options under the Federal securities laws.

                  (b) Generally. No shares of Common Stock shall be issued pursuant to the exercise of any Option granted under the Plan prior to the compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws and with any applicable regulations of any securities exchange on which such shares are listed.

         4.5      WITHHOLDING TAXES.

                  Whenever shares of Common Stock are to be issued pursuant to the Plan, the Corporation shall have the right to require that there be remitted to the Corporation an amount sufficient to satisfy all applicable federal, state, commonwealth and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. The Corporation reserves the right to satisfy the applicable federal, state, commonwealth and local withholding tax requirements through the retention of shares of Common Stock otherwise transferable upon exercise of an Option. Such withheld amounts shall meet the Federal securities laws requirements set forth in Section 4.3(a), hereof. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.

         4.6      TAX OFFSET PAYMENTS.

                  The Committee shall have the authority at the time of any award under this Plan or anytime thereafter to make Tax Offset Payments to assist Optionees in paying income taxes incurred as a result of their participation in this Plan. The Tax Offset Payments shall be determined by multiplying a percentage established by the Committee by all or a portion (as the Board of Directors or the Committee shall determine) of the taxable income recognized by an Optionee upon (i) the exercise of a Nonstatutory Stock Option, or (ii) the disposition of shares received upon exercise of a Qualified Stock Option or Incentive Stock Option. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Corporation to assist Optionees in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options set forth in Section 2.1

         4.7      USE OF PROCEEDS AND FUNDING.

                  (a) Use of Proceeds. The proceeds from the sale of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation and may be used for its corporate purposes as the Corporation may determine.

                  (b) Funding. No provision of the Plan shall require or permit the Corporation, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Employees shall have no rights under the Plan other than as unsecured general creditors of the Corporation, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law. This Subsection shall not prevent the Corporation from purchasing its Common Stock for the purpose of meeting its requirements to issue Common Stock pursuant to the Plan.

         4.8      OTHER.

                  To the extent applicable, this Plan is intended to permit the issuance of Qualified Stock Options in accordance with the provisions of
Section 1046 of the PRC and Incentive Stock Options in accordance with Section 422 of the IRC. This Plan may be modified or amended at any time, both prospectively and retroactively, and in such manner as to affect Qualified Stock Options or Incentive Stock Options previously granted, if such amendment or modification is necessary for this Plan and the Qualified Stock Options or Incentive Stock Options granted hereunder to qualify under said provisions of the PRC and the IRC.


[POPULAR LOGO]                                        IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL,
                                                      PLEASE READ THE INSTRUCTIONS BELOW.
c/o BANCO POPULAR de PUERTO RICO
TRUST DIVISION                                        Popular, Inc. encourages you to take advantage of the
PO BOX 362708                                         convenient ways to vote your shares for matters to be
SAN JUAN  PR 00936-2708                               covered at the 2001 Annual Meeting of Stockholders.
                                                      Please take the opportunity to use one of the three
                                                      voting methods outlined below to cast your ballot.

                                                      VOTE BY PHONE - 1-800-690-6903
                                                      Use any touch-tone telephone to vote your proxy. Have
                                                      your proxy card in hand when you call. You will be
                                                      prompted to enter your 12-digit Control Number, which
                                                      is located below, and then follow the simple instructions
                                                      the Vote Voice provides you.

                                                      VOTE BY INTERNET WWW.PROXYVOTE.COM
                                                      Use the Internet to vote your proxy. Have your proxy
                                                      card in hand when you access the web site. You will be
                                                      prompted to enter your 12-digit Control Number, which
                                                      is located below, to obtain your records and create an
                                                      electronic ballot.

                                                      VOTE BY MAIL
                                                      Please mark, sign, date and return this card promptly
                                                      using the enclosed postage prepaid envelope to: BANCO
                                                      POPULAR DE PUERTO RICO, TRUST DIVISION, PO BOX 362708,
                                                      SAN JUAN, PUERTO RICO 00936-2708. No postage is required
                                                      if mailed in the United States, Puerto Rico or the U.S.
                                                      Virgin Islands.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            POPULA                KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             DETACH AND RETURN THIS PORTION ONLY

--------------------------------------------------------------------------------------------------------------------------------
[POPULAR LOGO]                                              PROXY

  The Board recommends a vote for:
                                                 FOR   WITHHOLD  FOR ALL   To withhold authority to vote, mark "For All Except"
  1. ELECTION OF THE FOLLOWING NOMINEES:         ALL     ALL      EXCEPT   and write the nominee's number on the line below.
     1) JOSE B. CARRION
     2) HECTOR R. GONZALEZ                       [ ]     [ ]       [ ]     -----------------------------------------------------
     3) MANUEL MORALES JR.
     4) JULIO E. VIZCARRONDO JR.
                                                 FOR   AGAINST   ABSTAIN

  2. APPROVAL OF THE 2001 STOCK OPTION PLAN      [ ]     [ ]       [ ]

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Richard L. Carrion, Jorge A. Junquera and David H. Chafey Jr. or any one or more of them as
  Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated above all the shares of common stock of Popular, Inc. held of record by the undersigned on March 5, 2001, at the Annual Meeting of
  Shareholders to be held at the Centro Europa Building, 1492 Ponce de Leon Avenue, 3rd Floor, San Juan, Puerto Rico, on April
  23, 2001, at 10:30 a.m. or at any adjournments thereof. The Proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO
  DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 ABOVE.

                      PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
              PLEASE SIGN AS YOUR NAME APPEARS ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN.
                                               (VEA AL DORSO TEXTO EN ESPANOL)





  ---------------------------------------------------                 ------------------------------------------
  Signature [PLEASE SIGN WITHIN BOX]             Date                 Signature (Joint Owners)              Date
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